Exhibit 10.1

FORM OF FISCAL 2008

AWARD LETTER
UNDER FARMER BROS. CO.
2005 INCENTIVE COMPENSATION PLAN

Dear                   :

The Compensation Committee (“Committee”) chose you to be a participant in fiscal 2008 in the Farmer Bros. Co. 2005 Incentive Compensation Plan.  Your target award for fiscal 2008 was $                          , which the Committee determined by taking into consideration past total annual compensation, current base salary, job responsibilities and past and expected job performance.

In general, your bonus for fiscal 2008 was determined primarily by measuring the Company’s financial performance and your achievement of individual goals which the Committee assigned to you.

The Company’s financial performance was gauged by the level of achievement of operating cash flow and net sales as defined, and as determined from the Company’s audited financial statements.  A matrix is attached which shows various percentages between 25% and 150% depending on the combined level of achievement of these two criteria.  For fiscal 2008, based on the Company’s fiscal 2008 audited consolidated financial statements, the Company’s operating cash flow was approximately $                     million, as adjusted by the Committee, and net sales were approximately $                       million.  Based on the Company’s achievement of these two criteria during fiscal 2008, the percentage derived from the matrix for fiscal 2008 is                 %.

The Committee also assigned certain individual goals to you for fiscal 2008 which were communicated to you by the Committee last December.  The committee has determined your level of achievement of each assigned goal within a range of 60% to 120% and multiplied such percentage by the weight originally assigned to each such goal.  Your weighted average level of achievement of your assigned goals was               %.

That percentage was multiplied by                 %, the financial performance percentage derived from the matrix as described above.  The resulting product was then multiplied by your fiscal 2008 target award to determine your preliminary bonus award for fiscal 2008.  Based on the foregoing, the Committee has determined your fiscal 2008 preliminary bonus award is $                    .

Under the Plan, the preliminary award is subject to adjustment, upward or downward, by the Committee in its discretion.  The committee also has the discretion to alter the financial performance criteria and individual goals during the year and to decline to award any bonus should the committee determine such actions to be warranted by a change in circumstances.  For fiscal 2008 the Committee has determined to exercise its discretion to adjust your preliminary bonus award principally in light of your efforts on strategic projects and to encourage a continuation of these efforts.  As a result, your fiscal 2008 final bonus award is $                  .

You are advised that the Committee may or may not choose to exercise its discretion with respect to awards in the future.  Further, you are reminded to promptly contact the Committee in the event circumstances dictate reexamination of originally assigned goals by the Committee.

The Committee has determined that the award will be paid on a current basis under the Plan.  All awards are governed by the Plan provisions which control any inconsistency with this letter.

Please let me know if you have any questions.

Very truly yours,

Thomas A. Maloof
Compensation Committee Chairman

cc:	James McGarry
John Merrell
John Anglin, Secretary